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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to incorporation by reference in the Registration Statement of Lamonts Apparel, Inc. on Form S-8 (File No. 33-6872) of our report, which contains an explanatory paragraph concerning the substantial doubt which exists about the Company's ability to continue as a going concern, dated March 28, 1997 on our audits of the consolidated financial statements of Lamonts Apparel, Inc. as of February 1, 1997, February 3, 1996, January 28, 1995, and the 52 weeks ended February 1, 1997, the 53 weeks ended February 3, 1996, the quarter ended January 28, 1995 and the 52 weeks ended October 29, 1994, which report is included in this Annual Report on Form 10-K.



/s/  COOPERS & LYBRAND


Seattle, Washington
May 2, 1997